Exhibit 10.14


                             Executive Unit Purchase
                                 Program Summary



Overview



o The Colonial Realty Limited Partnership Executive Unit Purchase Program (the "Program") is a voluntary program under which a limited group of management employees of Colonial Realty Limited Partnership ("Colonial Realty" or the "Company") and trustees of Colonial Properties Trust ("Colonial Properties") are being provided the opportunity to purchase operating partnership units (the "OP Units") of Colonial Realty, redeemable under certain circumstances for cash or for an equal number of common shares of beneficial interest ("Common Shares") in Colonial Properties. The OP Units are more fully described in the Summary of OP Units located in Tab II of Volume II of this Offering Memorandum.

o The Program is designed to closely align the economic interests of Colonial Realty's key managers and Colonial Properties' trustees with those of Colonial Properties' shareholders.



Minimum and Maximum Amounts



To participate in the Program, you must purchase OP Units in an amount of at least $100,000. The maximum amount of OP Units you may purchase will depend on your position within the Company. Your personalized cover memo to this Offering Memorandum describes your potential maximum purchase under the Program. Within the Program as a whole, maximum purchases will range from $100,000 to $1,500,000.



Restrictions on Transfer



If you elect to purchase OP Units through the program, your ability to transfer or redeem your OP Units will be restricted for a period of up to five years. The terms of these restrictions are contained in the Registration Rights and Lock-Up Agreement, a sample of which is contained in Tab IX of Volume II of this Offering Memorandum.



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The Program Loan



o To assist you in purchasing your OP Units, Colonial Realty will make arrangements for you to obtain a personal loan for 100% of the value of the OP Units you elect to purchase (the "Program Loan"). Your Program Loan will be made by a syndicate of banks (collectively, the "Banks") for which Bank One, NA (Main Office Chicago) ("Bank One") will act as agent.

o The proceeds of your Program Loan will be transferred to the Company via your signature on a Letter of Direction. A sample Letter of Direction is contained in Tab IV of Volume II of this Offering Memorandum.

o The term of your Program Loan will be five years. At the end of the term, the entire amount of your Program Loan will be due and payable, together with any accrued or deferred interest through the date of payment in full. There will be no required reduction in principal until the entire amount of your Program Loan becomes due and payable. You may also be required to prepay your Program Loan under certain circumstances, which are described in more detail later in this document.

o You will be personally liable for payment in full of your Program Loan, including all principal, interest and fees, and you will be obligated to repay the entire amount of your Program Loan, regardless of the value of the OP Units on the date your Program Loan becomes due.

o In order to obtain your Program Loan, you will be required to provide the Banks with a personal financial statement and to sign a Master Promissory Note. A form for your personal financial statement is contained in Tab V of Volume II of this Offering Memorandum. A sample of a Master Promissory Note is contained in Tab VII of Volume II of this Offering Memorandum. You will also be required to provide other documentation to the Company, as described elsewhere in this Offering Memorandum.



Your Reimbursement Obligations



Colonial Properties and Colonial Realty have agreed to guaranty your obligations to the Banks under your Program Loan. In consideration of this guaranty, you will be required to pledge your interest in your OP Units to Colonial Properties and Colonial Realty for as long as your Program Loan is outstanding. Your pledge will serve as security for your obligation to reimburse Colonial Properties and Colonial Realty if either of them is required to make good on the guaranty as a result of your having failed to repay your Program Loan or any other amounts owed by you to the Banks. Your obligation to reimburse Colonial Properties and Colonial Realty and your pledge of your OP Units will be governed by a Reimbursement Agreement, a sample of which is contained in Tab VIII of Volume II of this Offering Memorandum.



Your Program Account



o In connection with your Program Loan, you will be provided with a special interest-bearing account (your "Program Account") at Bank One. Your Program Account will be the bank account into which distributions on your OP Units are paid and into which you may be required to deposit funds to meet principal, interest and other charges and from which your interest and other payments to the Banks will be deducted. The Program Account is provided at no cost to you while your Program Loan is outstanding.

o In order to open your Program Account, you will need to complete the Bank One Private Banking forms contained in Tab V of Volume II of this Offering Memorandum.



Use of Proceeds by Colonial Realty



The Company will use the net proceeds of your purchase of OP Units to fund repurchases of Common Shares by Colonial Properties, to repay indebtedness or for other general partnership purposes. The Company currently expects proceeds from the Program to total up to $39.1 million, after deducting expenses incurred under the Program.



Eligibility to Participate



In the event that your employment is terminated before your purchase of OP Units has actually become effective (or, if you are a Trustee Participant, you are no longer a trustee of Colonial Properties), you will not be eligible to participate in the Program, and any of the documents you or the Company may have signed will become null and void, and of no force or effect.